STOCK PURCHASE AGREEMENT



                                  By and Among

                             Oaktree Systems, Inc.,

                            Gateway Industries, Inc.,

                              Frank C. Mackay, Jr.,

                               Thomas Tomaszewski

                                       and

                              Edward W. Testa, Jr.







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                              Dated March 21, 2000

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

                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (the "Agreement") dated March 21, 2000 by and among Oaktree Systems, Inc., a New York corporation (the "Company"), Gateway Industries, Inc., a Delaware corporation ("Gateway") and Frank C. Mackay, Jr. ("SH1"), Thomas Tomaszewski ("SH2") and Edward W. Testa, Jr. ("SH3" and, together with SH1 and SH2, the "Shareholders").


                               W I T N E S S E T H

                  WHEREAS, the Company is a New York corporation having an authorized capital of 2,000 shares of common stock, no par value (the "Shares"), of which, as of the date hereof, 1,406 shares are issued and outstanding and all of which are owned of record and beneficially by the Shareholders;

                  WHEREAS, the Shareholders desire to sell and Gateway desires to purchase all of the issued and outstanding shares of the Company on the Closing Date (as defined below);

                  WHEREAS, Gateway, the Company and the Shareholders desire to make certain representations, warranties and agreements in connection with the purchase and sale of the Shares and to prescribe various conditions to the purchase and sale of the Shares;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                 SALE OF SHARES

                  Section 1.1 Delivery of Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholders will transfer, assign, convey and deliver to Gateway certificates representing the Shares against receipt of the portion of the Purchase Consideration (as defined below) payable on the Closing Date. Each of the certificates shall be duly endorsed for transfer or accompanied by appropriate stock powers duly executed, in either case in favor of Gateway, and each certificate shall have all necessary stock transfer tax stamps affixed thereto at the Shareholders' expense.

                  Section   1.2   Purchase    Consideration.    The    aggregate
consideration to be paid for the Shares and the covenant not to compete set forth in Section 12.1 (the "Purchase Price") shall consist of the following:

                           (i) Cash of $2,000,000.00  referred to in Section 1.3
herein; and



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                           (ii) 600,000  shares of Gateway  common stock,  $.001
par value ("Gateway Common Stock");

                           (iii) An additional  cash payment to be paid no later
than March 31, 2000 to the Shareholders not to exceed forty percent (40%) of the Company's taxable income other than income arising from the 338(h)(10) Election (as defined below), which cash payment shall not exceed the aggregate income tax obligations of the Shareholders in respect of the Company for the 1999 tax year and the tax year beginning on January 1, 2000 and ending on the Closing, reduced by any previous distributions for taxes made by the Company with respect to such taxable periods; and

                           (iv)  Options  (subject to the  approval by Gateway's
stockholders of an increase in the number of shares authorized under Gateway's stock option plan) to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $4.00 per share (the "Gateway Options").

                  Section 1.3 Closing Transactions. At the Closing (as defined in Section 2.1 hereof), in payment for the Shares, Gateway shall deliver to the Shareholders an aggregate of Two Million Dollars ($2,000,000), stock certificates for an aggregate of 600,000 shares of Gateway Common Stock and Option Agreements in respect of the Gateway Options, in partial consideration for the purchase of the Shares. The cash portion of the Purchase Consideration shall be remitted to the Shareholders by wire transfer of immediately available funds or paid by certified check in accordance with their written instructions delivered to Gateway prior to the Closing. Gateway shall deliver the Gateway Common Stock to each of the Shareholders or their designated representative(s) on the Closing Date, in each case in the respective amounts indicated below opposite their names:


Shareholder                     Purchase Consideration
-----------                     ----------------------
                     (Cash)     (Gateway Common Stock)   (Gateway Options)
SH1               $1,352,800        405,840 shares        135,280 shares
SH2               $  451,000        135,300 shares        45,100 shares
SH3               $  196,200        58,860 shares         19,620 shares

                  For purposes of this Agreement, the parties agree that the shares of Gateway Common Stock issued pursuant to this Agreement are valued at $1.33 per share.

                  Section 1.4 Transfer Taxes. The Shareholders shall pay all stock transfer taxes, recording fees and other sales, use, purchase or similar taxes that may result from the sale of the Shares pursuant to this Agreement.

                  Section 1.5 Code Section 338(h)(10) Election. The Shareholders (on behalf of themselves and the Company) agree to make the election provided in
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated thereunder and any comparable election provided by the laws of any State in which the Shareholders and/or the Company do business or are otherwise required to file Tax Returns (the "338(h)(10) Election"). The Company and the Shareholders shall execute and furnish at Closing all necessary


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



and appropriate Internal Revenue Service forms (and any forms required by State taxing authorities, if any), including, but not limited to, Form 8023 or any successor thereto, which forms shall, if required, be executed on or prior to Closing by Gateway. Such forms shall be prepared and completed in accordance with the allocation schedule (the "Allocation Schedule") set forth as Exhibit B hereto, which Allocation Schedule shall be mutually agreed upon by Gateway, the Company and the Shareholders at or prior to the Closing Date. Gateway, the Company and the Shareholders agree to file such forms in a timely manner and shall prepare their respective Tax Returns consistent with the 338(h)(10) Election and the Allocation Schedule.


                                   ARTICLE II

                                     CLOSING

                  Section 2.1 Closing Date The closing (the "Closing") of the transactions contemplated by this Agreement shall take place simultaneously upon execution of this Agreement and shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022, or at such other time and place as Gateway and the Shareholders shall agree (the date on which such closing occurs being herein referred to as the "Closing Date").


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SHAREHOLDERS

                  The Company and the Shareholders for good and valuable consideration, the receipt of which is hereby acknowledged, hereby, jointly and severally, represent and warrant to Gateway as of the date hereof as follows:

                  Section 3.1 Corporate Organization; Requisite Authority to Conduct Business; Certificate of Incorporation and By-Laws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has provided Gateway with true and complete copies of its Articles of Incorporation (certified by the Secretary of State of New York) and By-laws (certified by its Secretary) as in effect on the date hereof. Prior to the Closing, the minute books of the Company will be delivered to Gateway, which minute books shall be accurate and complete in all material respects. The Company has all corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation in each foreign jurisdiction listed in Schedule 3.1, which constitute all of the foreign jurisdictions in which the conduct its business or the ownership or leasing of its properties require it to be so qualified or licensed.

                  Section 3.2 Capitalization and Shareholdings. The authorized capital stock of the Company consists of 2,000 shares of common stock, no par value, of which 1,406 shares are issued

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and  outstanding.  The  Shareholders own all of the Shares free and clear of all liens, claims or encumbrances of any nature, in the respective amounts set forth on Schedule 3.2. Each of the Shareholders has full right, power, legal capacity and authority to transfer and deliver the Shares pursuant to this Agreement. The Shares have been duly authorized and duly and validly issued and are fully paid and non-assessable and free of preemptive rights. There are no subscriptions,
options,   warrants,   calls,  rights,   contracts,   commitments,   agreements,
understandings or arrangements to sell or issue any capital stock of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and no shares are reserved for issuance for any purpose.

                  Section 3.3 Subsidiaries, etc. The Company does not own (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture, affiliate, association or other entity.

                  Section 3.4 Authority Relative to and Validity of this Agreement. The Company and the Shareholders have all requisite power, corporate or otherwise, and authority to enter into this Agreement, to perform all of its and their obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party. All necessary action including, without limitation, obtaining the approval of the Board of Directors of the Company and the Shareholders, has been taken by the Company and the Shareholders with respect to the execution, delivery and performance by the Company and the Shareholders of this Agreement and the consummation of the transactions contemplated hereby and no further authorization will be necessary to authorize the execution and delivery by them hereof, and the performance of their respective obligations hereunder. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Company or the Shareholders to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and no action, waiver or consent by any Federal, state, municipal or other governmental department, commission or agency ("Governmental Authority") is necessary to make this Agreement a valid instrument binding upon the Company and the Shareholders in accordance with its terms. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes the legal, valid and binding obligations of the Company and the Shareholders, enforceable against each such party in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

                  Section 3.5 Required Filings and Consents; No Conflict. Neither the Company nor any of the Shareholders is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any law, regulation, judgment, order or decree binding upon the Company or Shareholders,
(b) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or (c) conflict with or result in a breach of any condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company, pursuant to, or cause or permit

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the  acceleration  prior to maturity of any amounts owing under,  any indenture, loan agreement, mortgage, deed of trust, lease, contract, license, franchise or other agreement or instrument to which the Company is a party or which is or purports to be binding upon the Company, or by which any of its properties are bound. Except as set forth or Schedule 3.5, The execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby will not result in the loss of any license, franchise, legal privilege or permit possessed by the Company or give a right of termination to any party to any agreement or other instrument to which the Company is a party or by which any of its properties are bound.

                  Section 3.6 Financial Statements. The audited balance sheets of the Company as of December 31, 1998 and 1999 and the related statements of operations, cash flow and changes in shareholder's equity for the twelve-month period ended December 31, 1998 and 1999, together with the notes thereto, and the unaudited balance sheet of the Company as of February 29, 2000 and the related income statement and statement of cash flow for the two-month period ended February 29, 2000, respectively (collectively, the "Financial Statements"), which are attached hereto as Exhibits A-1 & A-2, respectively, have been prepared from and are in accordance with the books and records of the Company and are in conformity with GAAP consistently applied, except that the unaudited balance sheet of the Company as of February 29, 2000 and the related income statement and statement of cash flow for the two-month period ended February 29, 1999 do not include notes and normal year-end adjustments customary of audited financial statements. The Financial Statements fairly present the financial condition of the Company as at the date stated and the results of operations of the Company for the period then ended and all information submitted to Gateway by the Company in connection with the Financial Statements was true and correct as of the date or dates submitted and as of the date hereof.

                  Section 3.7 Liabilities. Except as set forth on Schedule 3.7, the Company has no liability, debt or obligation of any nature (whether liquidated, unliquidated, direct, accrued, absolute, contingent or otherwise and whether due or to become due) other than:

                  (a) those set forth or reflected in the Financial Statements that have not been paid or discharged since the date thereof;

                  (b) those arising under agreements or other commitments expressly identified in any Schedule hereto including, but not limited to, real property leases, personal property leases and material contracts; and

                  (c) current liabilities arising in the ordinary and usual course of the business of the Company subsequent to February 29, 2000 that are either (A) identified on Schedule 3.7 or (B) are accurately reflected on its books and records in a manner consistent with past practice and do not individually or in the aggregate exceed $5,000.

                  Section 3.8 Absence of Certain Changes and Events. Since December 31, 1998, there has not been, with respect to the Company, (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets or properties; (ii) any entry into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than commitments and/or transactions (A) described in Schedule 3.8, (B) entered into in the ordinary

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course of business in an amount not to exceed $10,000 in the aggregate or (C) as contemplated by this Agreement; (iii) any transfer, assignment or sale of, or rights granted under, any material leases, licenses, agreements, patents,
trademarks,   trade  names,   copyrights   or  other  assets  other  than  those
transferred, assigned, sold or granted in the ordinary course of business and consistent with past practice; (iv) any mortgage, pledge, security interest or imposition of any other encumbrance on any assets or properties except in the ordinary course of business; any payment of any liabilities of any kind other than liabilities currently due; any cancellation of any debts or claims or forgiveness of amounts owed to the Company; (v) any change in accounting principles or methods (except insofar as may have been required by a change in GAAP); (vi) to the best knowledge of the Company and the Shareholders, any change in any New York state or local law, rule or regulation applicable to or binding upon the business of the Company; (viii) any dividend or distribution to the Shareholders other than as disclosed in Schedule 3.8; or (ix) any increase in the compensation payable to any Shareholder or any executive employee of the Company other than as disclosed in Schedule 3.8. Since December 31, 1998, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and has not made any material change in the conduct of its business or operations, other than as disclosed in Schedule 3.8.

                  Section 3.9 Taxes and Tax Returns. (a) The Company and any affiliated, consolidated, combined, unitary or similar group of which it is or has been a member have filed or caused to be filed in a timely manner all returns, declarations, reports, estimates, information returns and statements with respect to Taxes ("Tax Returns") required to be filed under any United States federal, state or local or any foreign law pertaining to Taxes and such Tax Returns are in all respects true, complete and correct. The Company has paid, within the time and in the manner prescribed by law, all Taxes required to be shown on such Tax Returns. No claim has ever been made by an authority in a jurisdiction where either of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, alternative (or add-on) minimum, license, withholding, employment, environmental, payroll, disability, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a consolidated, unitary, combined, separate or any other basis, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  (b) The Company has paid or accrued on its books and records amounts that are adequate for the payment of all Taxes, whether or not required to be shown on any Tax Return, not yet due and payable, including Taxes for any period that ends on or before the Closing Date and for any period that begins before the Closing Date and ends after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending on the Closing Date.

                  (c) The Company has complied in all respects with all applicable laws, rules and regulations to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from employees and any other third parties and paid over to the proper governmental authorities, all amounts required to be so withheld and paid under all applicable laws.

                  (d) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by the Company and the Company is not the beneficiary of any extension to file any Tax Return.

                  (e) No Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company and no deficiencies for any Taxes have been asserted or assessed against the Company that have not been resolved or paid in full. There are no tax liens or similar encumbrances with respect to any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. No material issue is currently being asserted by the Internal Revenue Service (the "IRS") or other relevant taxing authority in any audit or examination of the Tax Returns of the Company. The Company has not filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code, or any comparable disclosure with respect to Federal, state and/or local tax statutes.

                  (f) No currently effective power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force.

                  (g) The Company has not at any time been included in a consolidated, affiliated, combined, unitary or similar Tax Return nor was any such inclusion required or has any liability on Taxes of any other person as a transferee, successor, by contract or otherwise.

                  (h) The Company is an S corporation as defined in Section 1361(a)(1) of the Code and has qualified as an S corporation for each and every taxable year since inception in each tax jurisdiction in which it is subject to income taxation and will continue to be an S corporation in all such jurisdictions up to the Closing.

                  Section 3.10 Employee Benefit Plans;  Employees.  (a) Schedule
3.10 contains a list of all plans, agreements or arrangements of any kind relating to deferred compensation, pension, profit sharing, money purchase or other retirement benefits, stock purchase, stock grant, stock option, stock appreciation rights, and other equity-based compensation or benefits, salary, bonus, commission, incentive, severance, parachute or change in control payments or benefits, health and welfare benefits, life, disability or other insurance benefits, layoff or unemployment benefits, or any other employee benefits or fringe benefits maintained or contributed to by the Company, or under which the Company has any liabilities or obligations including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans"). For purposes of this Section 3.10, references to the Company include any entity affiliated with the Company under Sections
414(b), (c) and (m) of the Code or Section 4001(b) of ERISA (excluding any foreign affiliate of the Company). The Company is not required to contribute to, and has no liability under or with respect to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. The Company has previously delivered to Gateway true and complete copies of (i) each written Plan, including all amendments to date, (ii) the most recent Form 5500 and schedules thereto for each Plan required to file the same, (iii) where applicable, trust or other funding agreements or policies under each Plan, (iv) where applicable, investment management or other service agreements in respect of each Plan, (v) where applicable, the most recent actuarial reports and financial statements relating to each Plan, (iv) where applicable, the most recent determination letter from the Internal Revenue Service regarding each Plan intended to be qualified under
Section 401(a) of the Code, (vii) summary plan descriptions and any other material employee communications with respect to each Plan and (viii) all employment or personal handbooks, policies or manuals.

                  (b) All material obligations of the Company existing on or prior to the date hereof, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to or in respect of any Plan have been paid, or adequate accruals for such payments have been made by the Company on its books of account.

                  (c) Each Plan has been administered and operated in all material respects in accordance with its terms and applicable law. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and each related trust is exempt from tax under Section 501(a) of the Code. None of the Plans, nor any trust created thereunder, has engaged in any non-exempt material "prohibited transaction" as such term is defined in
Section 4975 of the Code and Section 406 of ERISA.

                  (d) Each of the Plans is, and in administering each of the Plans, the Company is, in material compliance with all applicable laws including, without limitation, ERISA and the Code. The Company has not incurred any liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, with respect to any employee benefit plan subject to any of those provisions, and there exists no facts, conditions or circumstances which would make it reasonable to anticipate that the Company will incur any such liability.

                  (e) The projected benefit obligation, within the meaning of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board, under each Plan which is subject to Title IV of ERISA, determined on the basis of actuarial assumptions ordinarily used under such Plan as of the most recent actuarial valuation date for such Plan and as of December 31, 1998, does not exceed the current value of all of the assets of such Plan.

                  (f) All reports relating to the Plans required to be filed with or furnished to any governmental body, agency or court, Plan participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law.

                  (g) The Company has not (i) experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) had any tax imposed on it by the IRS for any violation under Section 4975 of the Code; and (iii) engaged in any transaction which could reasonably be expected to subject any of them or any Plan to any liability for any tax under Section 4975 of the Code.

                  (h) There is no matter involving any Plan maintained or established for employees of the Company which is pending before the IRS, the Department of Labor or any other governmental agency or court.

                  (i) As to any Plan subject to Title IV of ERISA, (i) there has been no reportable event within the meaning of Section 4043 of ERISA; (ii) no notice of intent to terminate the Plan has been given under Section 4041 of ERISA; (iii) no proceeding has been instituted under Section 4042 of ERISA to terminate any Plan; (iv) no liability to the PBGC has been incurred (other than PBGC insurance premiums); and (v) as to any Plan intended to be qualified under
Section 401 of the Code, to the best of the Company's and the Shareholders' knowledge, there has been no termination or partial termination of any such Plan within the meaning of Section 411(d)(3) of the Code.

                  (j) Each Plan which is a "welfare plan" (as defined in Section
(3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts.

                  (k) The Company does not provide medical or life insurance benefits to or in respect of employees beyond the date of retirement or other termination of employment, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, nor does it have any current or projected liability for any unfunded post-retirement medical or life insurance benefits in respect of any employee or former employee.

                  (l) No Plan (including any agreement with any employee or former employee) provides for benefits by reason of severance or change in control. Other than as provided under this Agreement, the consummation of the transactions contemplated under this Agreement and as contemplated hereby will not cause the payment, acceleration, vesting or funding of any compensation, benefit or other entitlement with respect to any employee of the Company under any Plan.

                  (m) No employer securities, employer real property or other employer property is included in the assets of any Plan.

                  (n) The Company is not party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees.

                  (o) Schedule 3.10 also sets forth the salary or wage and bonus arrangements for each current employee of the Company as of the date hereof and for the last two calendar years, and all accrued vacation time for each current employee.

                  (p) Set forth on Schedule 3.10(p) is the name, title and job description of each current employee of the Company who has signed a proprietary and non-disclosure agreement which provides among others, that the Company owns any work related output produced by such employee in the course of his employment, that such employee shall not disclose any work related information to non-employees of the Company during and after his employment with the Company, and that such employee shall return all work related documents and materials in his possession immediately prior to the termination of his employment; provided, however, such information may be disclosed if made public by the Company or as required by law.

                  (q) There are no pending, or to the best knowledge of the Company and the Shareholders, threatened actions, suits or claims by former or present employees (or their beneficiaries) of the Company.

                  Section 3.11 Title to Property. (a) On the Closing Date, the Company has and will have good and marketable title, or valid leasehold rights (in the case of leased property), to all personal property, including any and all motor vehicles, purported to be owned or leased by them or used in the operation of their businesses (the "Property"), free and clear of all liens, claims and encumbrances of any nature, except as set forth on Schedule 3.11(a). The Company does not own any real property. On the Closing Date, the Company will have good and marketable title, or valid leasehold rights (in the case of leased Property) to all personal property set forth on Schedule 3.11(a), free and clear of all liens, claims and encumbrances of any nature. Schedule 3.11(a) sets forth a complete and accurate list of (i) all motor vehicles owned or leased by the Company, (ii) all personal property owned by the Company and used in connection with the business of the Company, including without limitation, all inventory, machinery, equipment, tooling, parts, furniture, supplies, office equipment with a value in excess of $5,000, (iii) all leases of equipment or other personal property used in the conduct of the business of the Company and
(iv) all other owned or leased property with an individual value in excess of $5,000. All equipment and other property used in the conduct of the business of the Company are owned by the Company, are held free and clear of all mortgages, pledges, liens, security interests, claims, encumbrances and restrictions of any nature whatsoever, except those obligations which will be paid at Closing and any liabilities identified on Schedule 3.11(a) as "Permitted Liabilities." Except as set forth in Schedule 3.11(a), no financing statement under the Uniform Commercial Code or similar law naming the Company as debtor has been filed in any jurisdiction in respect of the Property, and neither the Company nor any of the Shareholders is a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement, except those financing statements that will be terminated at Closing.

                  (b) Schedule 3.11(b) sets forth each lease of real estate property to which the Company is a party and the commencement date, termination date, renewal options, if any, and annual base rents relating thereto. Except as disclosed, no real property is leased or used by the Company. Each lease identified in Schedule 3.11(b) is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such lease is necessary for the Company or the Shareholders to enter into and execute this Agreement and consummate the transactions contemplated hereby. To the best knowledge of each Shareholders, no other party to any lease is in default of its obligations thereunder, and the Company (or any other party to any such lease) has not at any time delivered or received any notice of default which remains uncured under any such lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any such lease. The Company has furnished or made available to Gateway, copies of all engineering, geologic and environmental reports prepared by or for the Company, if any, with respect to the real property leased or used by the Company.

                  Section 3.12 Trademarks, Patents and Copyrights. (a) For purposes of this Agreement, the term "Proprietary Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, each patent, patent rights, license, patent application, trade name, trademark, trade name and trademark registration, trademark applications, copyright, copyright registration, copyright application, service mark, brand mark and brand name, domain name, trade secrets relating to or arising from any proprietary process, formula, source or object code, and all other proprietary rights owned or possessed by the Company, or the renewal rights therein. The Company owns or has the right to use, sell or license all Proprietary Rights and such Proprietary Rights are sufficient for the conduct of the businesses of the Company as they are currently being conducted as of the date hereof. Schedule 3.12 hereto lists each patent, patent right, patent application, tradename registration, trademark registration, copyright registration, copyright application, domain name, source and object code owned or possessed by the Company;

                  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Proprietary Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Rights or impair the right of the Company to use, sell or license any Proprietary Rights or any portion thereof;

                  (c) Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Company or currently under development by the Company violates any license or agreement between any of the Company and any third party relating to such product or infringes any intellectual property right of any other party, and there is no pending or, to the best knowledge of the Company and the Shareholders, threatened claim or litigation contesting the validity and ownership by the Company or right to use, sell, license or dispose of any Proprietary Right nor, to the best knowledge of the Company and the Shareholders is there any basis for any such claim, nor has any of the Company received any notice asserting that any Proprietary Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of the Company and the Shareholders, is there any basis for any such assertion; and

                  (d) None of the Company nor any of the Shareholders has received any notice, and no current or prior officers, employees or consultants of the Company claim an ownership interest in any Proprietary Rights as a result of having been involved in the development of such property while employed by or consulting to the Company or otherwise.

                  Section 3.13 Legal Proceedings, Claims, Investigations, etc. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of the Shareholders, threatened, against the Company (or any director, officer or employee of the Company) relating to the business or assets of the Company. Neither the Company nor the Shareholders has been informed of any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees
(including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Company or the business thereof. The Company is not currently subject to any material judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other governmental authority.

                  Section 3.14 Insurance. Schedule 3.14 hereto sets forth a list and brief description of all existing insurance policies maintained by the Company pertaining to its business properties, personnel or assets. The Company is not in default with respect to any provision contained in any insurance policy, and has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. Copies of all such policies have been delivered to Gateway. All such policies are in full force and effect and following the Closing will continue to be in full force and effect. All payments with respect to such policies are current and the Company has not received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

                  Section 3.15 Material Contracts. Schedule 3.15 sets forth a complete and accurate list as of the Closing Date of all contracts or agreements that (a) obligate the Company to pay or to receive an annual amount of $5,000 or more, (b) have an unexpired term as of September 30, 1999 in excess of one year and that obligate the Company to pay or to receive an amount in any year in excess of $5,000, (c) contain a covenant not to compete or otherwise significantly restrict the Company's business activities, (d) provide for a guaranty or indemnity by the Company, (e) grant a power of attorney, agency or similar authority by the Company to another person or entity, (f) provide for the grant by the Company to any person of any preferential rights to purchase any of the properties or assets of the Company, (g) involve a transaction between any of the Company and any affiliate, employee, officer or director thereof, (h) constitute a collective bargaining agreement or provides for severance benefits to any officer, director or employee, or (i) are in writing, to which the Company is a party and the non-performance of which by any party thereto can reasonably be expected to have a material adverse effect on the Company (collectively, "Material Contracts"). Any purchase order, written or oral, in receipt of the Company requiring the provision by the Company of products or services the value of which exceeds $10,000 constitutes a Material Contract. Copies of all written contracts and a description of the terms of all other oral contacts to which the Company is a party, including any and all amendments and modifications thereto, have been delivered to Gateway prior to the date hereof.

                  Each of the Material Contracts is valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective provisions. The Company has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its respective right, title or interest under any of the Material Contracts. Neither the Company nor any other party thereto is in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a violation or a default of or under the Material Contracts. No written or oral notice has been received by the Company or the Shareholders claiming any default by the Company or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate any Material Contract.

                  Section 3.16 Inventories. All Inventories reflected in the Financial Statements are stated at the lower of cost or market on a first-in-first-out basis in accordance with GAAP, with adequate reserves for obsolete, obsolescent and slow moving items consistently applied in conformity with past practices. Schedule 3.16 contains a true and complete list of all inventory (including work in progress) of the Company as of September 30, 1999. All inventory of the Company is in good and marketable condition and otherwise fit for sale. Since September 30, 1999, none of such Inventory has been sold or otherwise disposed of except in the ordinary course of business. On the Closing Date, the Company will have Inventory sufficient in quantity, type and quality for the conduct of their respective business in accordance with past practice.

                  Section 3.17 Customers. There are no pending or, to the best knowledge of the Company and the Shareholders, threatened disputes between the Company and any of its locations, vendors, suppliers, customers or other parties that in any way relate to the operation of the business of the Company. Schedule
3.17 lists all locations, vendors, suppliers, customers or other parties that have commercial dealings with the Company relating to the businesses of the Company, and a description of the nature of such dealings.

                  Section 3.18 Accounts Receivable.  All accounts receivables of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. To the knowledge of the Company and the Shareholders, there are no defenses, claims of disabilities, offsets, refusals to pay or other rights of offset against any such accounts receivable. Any allowances that the Company has established specifically for doubtful accounts has been established on a basis consistent with the Company's respective prior practice, credit experience and GAAP consistently applied.

                  Section  3.19  Certain  Transactions.  Except  as set forth on
Schedule 3.19, none of the Shareholders, any officer, director or any employee of any of the Company, or any member of any such person's or any Shareholder's family is presently a party to any transaction with the Company relating to the business of any of the Company, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by,
(ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

                  Section 3.20 Broker. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on the arrangements made by or on behalf of the Company or the Shareholders.

                  Section 3.21 Environmental Matters. (a) The Company is not the subject of, or being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any Federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (iii) any third party claim relating to environmental conditions on or off the properties of the Company. The Company has not been notified that it must obtain any permits and licenses or file documents for the operation of the business under Federal, state and local laws relating to pollution protection of the environment. Neither the Company nor the Shareholders has been notified of any conditions on or off the properties of the Company that will give rise to any material liabilities, known or unknown, under any Federal, state or local environmental law, rule, regulation or ordinance, or as the result of any claim of any third party. For the purposes of this Section 3.21, an investigation shall include, but is not limited to, any written notice received by the Company or the Shareholders that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

                  (b) There are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that the Company (or, to the best knowledge of the Company and the Shareholders, any previous occupant of the facilities of any of the Company) has used, stored or otherwise held in or on any of the facilities of any of the Company, that are present at or have migrated from the Company's facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. The facilities of the Company have been maintained by the Company in material compliance with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations. The Company has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used by the Company at any off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites which pose a danger to health and safety. Except as described in Schedule 3.21, there have been no environmental studies, reports and analyses made or prepared in the last five years relating to the facilities of the Company. The Company has not installed any underground storage tanks in any of its respective facilities and, to the best of the Shareholders' knowledge, none of such facilities contains any underground storage tanks.

                  Section 3.22 Illegal Payments. Neither the Company nor any of the Shareholders has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company, that the Shareholders know or have reason to believe to have been illegal under any Federal, state or local laws or the laws of any other country having jurisdiction. The Company has not participated, directly or indirectly, in any boycotts affecting any of its actual or potential customers.

                  Section 3.23 Licenses. The Company is the holder of all state, Federal and local licenses, permits and approvals required to conduct its business as it is presently being conducted (the "Licenses"). All of the Licenses are in good standing, valid and effective, and free and clear of any liens, conditions or restrictions which might limit their full utilization as authorized by any governmental authority. Schedule 3.23 lists each License so held and its date of expiration.

                  Section 3.24 Compliance with Law. To the best knowledge of the Company and the Shareholders, except as disclosed in Schedule 3.24, the Company has complied in all material respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions that are applicable to or binding upon the Company, its business and properties, and neither the Company nor any of the Shareholders has received any notice or has knowledge of any violations, whether actual, claimed or alleged, thereof.

                  Section 3.25 Labor Matters. Neither the Company nor the Shareholders has received any notice from any labor union or group that it represents or intends to represent the employees of the Company. The Company has complied in all material respects with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours. The Company has not received any notice of and there is no complaint alleging unfair labor practices against it pending, or to the best knowledge of the Company and the Shareholders, threatened before the National Labor Relations Board or any other charges or complaints pending, or to the best knowledge of the Company and the Shareholders, threatened before the Equal Employment Opportunity Commission, any state or local Human Rights Commission or any other state or local agency in respect of labor or employment matters. No labor strike, material dispute, slowdown or stoppage has occurred with respect to the employees of the Company and there is no labor strike, material dispute, slowdown or stoppage pending or threatened with respect to their employees. There are no pending grievances or arbitration proceedings against the Company with respect to the operation of their respective businesses.

                  Section 3.26 Books of Account; Records. The general ledgers, books of account and other records of the Company in respect of its business are complete and correct in all material respects and have been maintained in accordance with good business practices and on a consistent basis from period to period reflected therein.

                  Section 3.27 Complete Disclosure. No representation or warranty made by the Company and/or the Shareholders in this Agreement and no exhibit, schedule, statement, certificate or other writing furnished to Gateway by or on behalf of the Company or the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                  Section 3.28 Condition of the Assets. All property used in the operation of the business of the Company and in good working order and condition, reasonable wear and tear and obsolescence excepted. The Company has no assets with a value in excess of $5,000 in the aggregate, used in, related in any way to, or required for the conduct of their respective businesses that are not owned or leased by the Company.

                  Section 3.29 Investments in Competitors. None of the Shareholders nor any of their affiliates owns directly or indirectly any interests or has any investment in any person that is a competitor of any of the Company other than the securities of any issuer that are listed for trading on a national securities exchange or are traded in the over-the-counter market which do not, in the case of any shareholder, constitute more than 2.0% of the total amount of such securities that are outstanding.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                  SHAREHOLDERS

                  The Shareholders, jointly and severally, represent and warrant to Gateway as of the date hereof as follows:

                  Section 4.1 Investment Representations.

                  (a) The shares of Gateway Common Stock received by each of the Shareholders pursuant to Article I hereof will be acquired by each of the Shareholders for investment solely for the accounts of each of the Shareholders and not for distribution, transfer or sale to others in connection with any distribution or public offering.

                  (b) Each of the Shareholders has such knowledge, experience and skill in business and financial matters that each of the Shareholders is capable of evaluating the merits and risks of an investment in the shares of Gateway Common Stock to be acquired by them.

                  (c) Each of the Shareholders (i) has received all information that each of the Shareholders deems necessary to make an informed investment decision with respect to an investment in the shares of Gateway Common Stock;
(ii) has had the opportunity to make such investigation as each of the Shareholders desires pertaining to Gateway and an investment therein and (iii) has had the opportunity to ask questions of representatives of Gateway concerning Gateway.

                  (d) Each of the Shareholders understands that each of the Shareholders must bear the economic risk of an investment in Gateway for an indefinite period of time because (i) the shares of Gateway Common Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws and (ii) the shares of Gateway Common Stock received by each of the Shareholders pursuant to Article I hereof may not be sold, transferred, pledged or otherwise disposed of except if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF GATEWAY

                  Gateway hereby represents and warrants to the Company and the Shareholders as of the date hereof as follows:

                  Section 5.1 Corporate Organization; Requisite Authority to Conduct Business. Gateway is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gateway has the necessary corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted, to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by Gateway's Board of Directors and no further action on the part of Gateway will be necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Gateway to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and no action, waiver or consent by any Governmental Authority is necessary to make this Agreement a valid instrument binding upon Gateway in accordance with its terms.

                  Section 5.2 Capitalization. The authorized capital stock of Gateway consists of (i) 10,000,000 shares of Gateway Common Stock, 3,592,024 of which were issued and outstanding at September 30, 1999 and (ii) 1,000,000 shares of preferred stock, none of which was issued and outstanding at September 30, 1999. The capital stock of Gateway is duly authorized and all issued capital stock has been duly and validly issued and is fully paid and nonassessable and free of preemptive rights. Except as set forth in Schedule 5.2 hereto, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements of any kind relating to any shares of Gateway's capital stock, and there are no voting trusts or other agreements or understandings of any kind with respect to Gateway outstanding capital stock. When issued, the shares of Gateway Common Stock to be issued in accordance with the terms of this Agreement shall be duly issued, fully paid, and non-assessable and shall be free and clear from statutory preemptive rights and any liens or encumbrances other than those created by, or imposed upon, the Shareholders through no action of Gateway, other than restrictions on transfer under state and/or federal securities laws and restrictions set forth in the Stockholders Agreement by and among Gateway and the Shareholders of even date herewith and attached hereto as Exhibit D.

                  Section 5.3 SEC Reports. Gateway has made available to the Shareholders copies of the Gateway's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (the "1998 10-KSB") and Gateway's Quarterly Report on Form 10-QSB for quarter ended March 31, 1999, June 30, 1999 and September 30, 1999 as filed with the Securities and Exchange Commission (the "SEC"). As of its date, the 1998 10-KSB and all Form 10-QSBs (including without limitation, any financial statements or schedules included therein) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements included in the 1998 10-KSB and Form 10-QSBs has been prepared from, and are in accordance with, the books and records of Gateway, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Gateway as of the dates thereof and for the periods presented therein. The financial statements included in the 1998 10-KSB and the Form 10-QSBs fairly present the financial condition of Gateway as at the dates stated and the results of operations of Gateway for the periods then ended and the information contained therein was true and correct as of the dates stated, the dates on which they were filed with the SEC.

                  Section 5.4 Execution and Delivery. Gateway is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement and other documents related to this transaction, including but not limited the Stockholders Agreement (the "Transaction Documents"), other than filings to be made by Gateway following the closing under applicable Federal and state securities laws. The Transaction Documents which have been or will have been be duly executed and delivered on behalf of Gateway, as the case may be, and when executed will constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

                  Section 5.5 Absence of Certain Changes and Events. Since September 30, 1999, there has not been, with respect to Gateway, (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets or properties; (ii) any entry into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than commitments and/or transactions (A) described in
Schedule 5.5, (B) entered into in the ordinary course of business in an amount not to exceed $10,000 in the aggregate or (C) as contemplated by this Agreement;
(iii) any transfer, assignment or sale of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names, copyrights or other assets other than those transferred, assigned, sold or granted in the ordinary course of business and consistent with past practice; (iv) any mortgage, pledge, security interest or imposition of any other encumbrance on any assets or properties except in the ordinary course of business; any payment of any liabilities of any kind other than liabilities currently due; any cancellation of any debts or claims or forgiveness of amounts owed to Gateway;
(v) any change in accounting principles or methods (except insofar as may have been required by a change in GAAP); (vi) to the best knowledge of Gateway, any change in any Delaware state or local law, rule or regulation applicable to or binding upon the business of Gateway; (viii) any dividend or distribution other than as disclosed in Schedule 5.5; or (ix) any increase in the compensation payable to any executive employee of Gateway. Since September 30, 1999, Gateway has conducted its business only in the ordinary course and in a manner consistent with past practice and has not made any material change in the conduct of its business or operations, other than as disclosed in Schedule 5.5.

                  Section 5.6 No Conflicts; Absence of Defaults. The execution, delivery and performance of the Transaction Documents to which each of them shall be a party by Gateway and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate (a) Gateway's Certificate of Incorporation, as amended, or By-laws or (b) any material law, administrative regulation or rule or court order, judgment or decree applicable to Gateway and the execution and delivery of Gateway or the consummations of the transactions contemplated thereby will not constitute a material breach of, or any event of default under, any material contract or agreement to which Gateway is bound, or by which Gateway may be bound or affected.

                  Section 5.7 Investment. (a) The Shares to be received by Gateway pursuant to Article I hereof will be acquired by Gateway solely for investment and not for distribution, transfer or sale to others in connection with a view to any distribution or public offering.

                  (b) Gateway has such knowledge, experience and skill in business and financial matters such that each it is capable of evaluating the merits and risks of an investment in the Shares to be acquired by it.

                  (c) Gateway (i) has received all information that it deems necessary to make an informed investment decision with respect to an investment in the Shares; (ii) has had the opportunity to make such investigation as it desires pertaining to the Company and an investment therein and (iii) has had the opportunity to ask questions of representatives of the Company concerning the Company.

                  (d) Gateway understands that it must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Shares have not been registered under the Securities Act and applicable state securities laws and (ii) the Shares received by Gateway pursuant to Article I hereof may not be sold, transferred, pledged or otherwise disposed of except if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

                  Section 5.8 Liabilities. Gateway has no liability, debt or obligation of any nature (whether liquidated, unliquidated, direct, accrued, absolute, contingent or otherwise and whether due or to become due) other than:

                  (a) those set forth or reflected in the financial statements included in the 10-KSB and Form 10-QSBs that have not been paid or discharged since the date thereof;

                  (b) those arising under agreements or other commitments expressly identified in any Schedule hereto including, but not limited to, real property leases, personal property leases and material contracts; and

                  (c) current liabilities arising in the ordinary and usual course of the business of the Company subsequent to September 30, 1999 that are either (A) identified on Schedule 5.8 or (B) are accurately reflected on its books and records in a manner consistent with past practice and do not individually or in the aggregate exceed $5,000.

                  Section 5.9 Legal Proceedings, Claims, Investigations, etc. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of Gateway, threatened, against Gateway (or any director, officer or employee of Gateway) relating to the business or assets of Gateway. Gateway has not been informed of any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to Gateway or the business thereof. Gateway is not currently subject to any material judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other governmental authority.

                  Section 5.10 Compliance with Law. To the best knowledge of Gateway, Gateway has complied in all material respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions that are applicable to or binding upon Gateway, its business and properties, and has not received any notice or has knowledge of any violations, whether actual, claimed or alleged, thereof.

                  Section 5.11 Complete Disclosure. No representation or warranty made by Gateway in this Agreement and no exhibit, schedule, statement, certificate or other writing furnished to the Company or the Shareholders by or on behalf of Gateway pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                                   ARTICLE VI

             COVENANTS OF THE COMPANY, THE SHAREHOLDERS AND GATEWAY

                  Section 6.1 Environmental Audit. Gateway may order a Phase I environmental audit of the properties owned or leased by the Company, which audit shall be conducted by a firm selected by Gateway at Gateway's expense. The Shareholders and the Company shall cooperate with Gateway in the conduct of such audits. In the event such audit indicates the need for further testing or evaluation of such properties, Gateway shall have the option to order such additional testing or evaluation, at its sole expense. Gateway shall notify the Shareholders in writing of any objections which it has to the environmental condition of any of such properties and deliver a copy of the environmental audit to the Shareholders. The cost of remediation, if less than $100,000, shall be the responsibility of the Shareholders. If the cost of remediation is greater than $100,000, then the Purchase Price shall be reduced in an amount to be agreed upon by Gateway and the Shareholders.

                  Section 6.2 Taxes. (a) Without the prior written consent of Gateway, neither the Shareholders nor the Company, or any affiliate of the Company or the Shareholders shall, to the extent it may affect or relate to the Company, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax election, change any annual accounting period, adopt of change any method of tax accounting, file any amended Tax
Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax Asset, of the Company, Gateway or any affiliate of Gateway.

                  (b) For purposes of this Agreement, "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

                  (c) For purposes of this Agreement, "Tax Liability" shall mean any net operating income, net capital income, or any other debit or tax attribute which could increase Taxes (including, without limitation, additions and debits related to alternative minimum taxes).

                  (d) Any and all existing tax sharing agreements or arrangements, written or unwritten, binding the Company shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor any subsidiary shall have any rights or liabilities thereunder.

                  Section 6.3 Additional Covenants. Each of the Company, the Shareholders and Gateway covenants and agrees as follows:

                  (a) Confidentiality. (i) The Shareholders agree to hold in strict confidence all data and information obtained from the other parties hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party (unless such information is or becomes publicly available without the fault of any representative of such party, or public disclosure of such information is required by law in the opinion of counsel to such party) and shall insure that such representatives do not disclose information to others without the prior written consent of the other parties hereto, and in the event of the termination of this Agreement, to cause its representatives to return promptly every document furnished by the other parties hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party in connection with the transactions contemplated hereby and any copies thereof which may have been made, other than documents which are publicly available.

                           (ii) Gateway agrees to hold in strict  confidence all
personal data and information obtained from the Shareholders (unless such information is or becomes publicly available, or public disclosure of such information is required by law in the opinion of counsel to such party), and in the event of the termination of this Agreement, to promptly return every document furnished by the Shareholders containing such personal data and information.

                  (b) Announcements. All public announcements, statements and press releases concerning the transactions contemplated by this Agreement shall be mutually agreed to by the Company, on one hand, and Gateway, on the other hand, before the issuance or the making thereof and, subject to the advice of counsel, no party shall issue any such press releases or make any such public statement prior to such mutual agreement, except as may be required by law (including Federal securities laws). Notwithstanding the foregoing, the parties hereto acknowledge that Gateway may be required to describe transactions contemplated by this Agreement and/or file a copy of this Agreement, including all exhibits and schedules hereto, with the Securities and Exchange Commission in connection with related disclosure obligations under applicable securities laws.

                  Section 6.4 Shareholder Expenses. The Shareholders agree to pay their legal expenses incurred on or after January 1, 2000 in connection with this Agreement and the Transaction Documents to which they are a party.

                                   ARTICLE VII

                            CONDITIONS TO OBLIGATIONS
                       OF THE COMPANY AND THE SHAREHOLDERS

         The obligations of the Company and the Shareholders under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by the Company and the Shareholders, of each of the following conditions:

                  Section 7.1 Conditions Precedent to Obligations of the Company and the Shareholders.

                  (a) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Gateway shall have been performed and complied with in all material respects on or prior to the Closing including the delivery of funds and stock certificates and the fully executed instruments and documents in accordance with this Agreement.

                  (b) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Gateway, the Shareholders, or the Company for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (c) Certificates. Gateway shall have delivered to the Shareholders (i) a certificate, dated the Closing Date, executed by executive officers of Gateway to the effect that the conditions set forth in subsections
(a) and (b) of this Section 7.1 have been satisfied and (ii) a certificate dated the Closing Date, executed by Gateway's Secretary, to the effect that (A) the Certificate of Incorporation and By-laws of Gateway shall have not been amended since the date upon which certified copies of each had been delivered to the Shareholders and remain in full force and effect and (B) the officers executing the Agreement on behalf of Gateway are duly elected and hold the offices set forth therein, with resolutions approved by the Board of Directors of Gateway attached as an exhibit thereto.

                  (d) Release of Guaranties. Gateway shall either obtain a release of all personal guaranties of the Shareholders listed on Schedule 7.1(d) or enter into indemnification agreements therefor with the Shareholders in a form satisfactory to the Shareholders in respect of bank loans and major equipment leases of the Company, as listed on Schedule 7.1(d).

                  (e) Consents and Approvals. All filings and registrations with, and notifications to, all Federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Federal, state, local and foreign authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  (f) Employment. Gateway shall have entered into an employment agreement with Frank C. Mackay, Jr., Thomas Tomaszewski and Edward W. Testa, Jr. having an initial term of one year and providing among other things, a base salary and benefits and perquisites substantially similar to those received by the Shareholder from the Company prior to the transaction, and in the form attached hereto as Exhibits C-1, C-2 and C-3, respectively (the "Employment Agreements").


                  (g) The Shareholders shall have received the opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel to Gateway, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholders and in the form attached hereto as Exhibit E.

                  (h) Gateway shall have entered into the Stockholders Agreement by and among Gateway and the Shareholders and in the form hereto attached hereto as Exhibit D.

                  (i) Gateway shall have entered into an Option Agreement with Frank C. Mackay, Jr., Thomas Tomaszewski and Edward W. Testa, Jr. and in the forms attached hereto as Exhibits G- 1, G-2 and G-3.

                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF GATEWAY

         The obligations of Gateway under this Agreement are subject to the satisfaction, unless waived in writing by Gateway, of each of the following conditions:

                  Section 8.1 Conditions Precedent to Obligations of Gateway.

                  (a) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Company and the Shareholders shall have been performed and complied with in all material respects on or prior to the Closing in accordance with this Agreement.

                  (b) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Gateway, the Shareholders or any of the Company for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (c) Certificates.  The Company shall have delivered to Gateway
(i) certificates, dated the Closing Date, executed by the President of the Company, to the effect that the conditions set forth in subsections (a) and (b) of this Section 8.1 have been satisfied by the Company (and the Shareholders shall have delivered to Gateway a certificate, dated the Closing Date, executed by each of the Shareholders to the effect that the conditions set forth in subsections (a) and (b) of this Section 8.1 have been satisfied by the Shareholders) and (ii) certificates dated the Closing Date, executed by the
Secretary of the Company, to the effect that (A) the Certificate of Incorporation and By-laws of the Company shall have not been amended since the date upon which certified copies of each had been delivered to Gateway and remain in full force and effect and (B) the officers executing this Agreement on behalf of each of the Company are duly elected and hold the offices set forth therein, with copies of resolutions approved by the respective Board of Directors of the Company and the Shareholders attached as an exhibit thereto.

                  (d) Consents and Approvals. All filings and registrations with, and notifications to, all Federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Federal, state, local and foreign authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  (e) Opinion of Counsel to the Company and the Shareholders. Gateway shall have received the opinion of Lawrence Brochin, Esq., counsel to the Company and the Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to Gateway and substantially in the form attached hereto as Exhibit F.

                  (f) Each of the Shareholders shall have entered into an Option Agreement.

                  (g) Stockholders Agreement. Each of the Shareholders shall have entered into the Stockholders Agreement.

                  (h) W-9 Forms. Shareholders shall have provided to Gateway duly executed I.R.S. Form W-9's.

                  (i) Employment. Each Shareholder shall have entered into an Employment Agreement.

                  (j)      Outstanding Loans.

                           (i) Frank C.  Mackay,  Jr.  shall have  repaid to the
Company an outstanding loan in the amount of $79,165.

                           (ii) The  Company  shall have  repaid to Jean Testa a
loan in the amount of
$15,000.


                                   ARTICLE IX

                                   TAX MATTERS

                  Section 9.1 Certain Tax Matters. (a) The Shareholders hereby indemnify and hold harmless Gateway with respect to any and all Taxes that may be imposed on Gateway, if any, (i) resulting from a breach of any representation or warranty set forth in Section 3.9 or this Article IX (a "Breach"), (ii) with respect to all taxable periods of the Company ending on or prior to the Closing Date, (iii) allocated to the Shareholders pursuant to Section 9.1(b) hereof or
(iv) arising from the 338(h)(10) Election (and any comparable election under state, local or foreign tax law). Gateway hereby indemnifies the Shareholders with respect to any and all Taxes that may be imposed on the Shareholders with respect to all taxable periods of the Company commencing after the Closing Date to the extent such taxes are attributable to events occurring after the Closing Date.

                  (b) The Company and the Shareholders  covenant and agree that:
(i) the Shareholders have duly included, or will duly include, in their own Tax Returns their own allocable share of items of income, gain, loss, deduction or credit attributable to the Seller Year or any prior period (or that portion of any period during which the Company was an S corporation) as required by applicable law; (ii) such Tax Returns shall include the Shareholders' allocable share of taxable income of the Company from all sources for the period commencing with the effective date of the election to be taxed as an S corporation through and including the close of business on the last day of the Seller Year ("S Corporation Taxable Income"), (iii) the Shareholders shall pay any and all taxes attributable to S Corporation Taxable Income that they are required to pay for all taxable periods (or that portion of any period) ending on or prior to the Closing, and (iv) the Shareholders shall pay all Taxes incurred in connection with the 338(h)(10) Election (and each election under the comparable provisions of state, local or foreign tax laws).

                  (c) The Shareholders shall make any payment under this Article IX within thirty (30) days after the final determination (as such term is defined in Section 1313(a) of the Code) of any Tax Liability provided that whenever a taxing authority asserts a claim, makes an assessment or otherwise disputes the amounts of Taxes payable with respect to tax periods ending on or before the Closing, Gateway shall notify the Shareholders within ten (10) days and thereafter the Shareholders shall have the right to control any resulting proceedings and to determine when, whether and to what extent to settle any such claim, assessment or dispute. Notwithstanding the foregoing, the failure of Gateway to give notice under the preceding sentence shall not relieve the Shareholders of any obligations hereunder unless such failure shall preclude the defense of such claim. The Shareholders shall agree to no adjustment or adjustments that would have the effect of increasing the Tax Liability with respect to any period after the Closing Date without obtaining the prior written consent of Gateway.

                  (d) If, for any United States federal, state, local or foreign tax purposes, the taxable period of the Company does not terminate on the Closing Date, Taxes, if any, attributable to the taxable period of the Company that includes the Closing Date shall be allocated to (i) the Shareholders for the period up to and including the Closing Date, and (ii) Gateway for the period subsequent to the Closing Date. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such taxable period consists of one taxable period ending on the Closing Date followed by a taxable period beginning on the day following the Closing Date. For purposes of this subparagraph (e), exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

                  (e) The Shareholders shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for all taxable periods of the Company that end on or prior to the Closing Date. All such returns shall be prepared on a basis that is consistent with the manner in which the Shareholders prepared or filed such Tax Returns for prior periods.

                  (f) After the Closing Date, Gateway and the Shareholders shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Company and shall make available to the other and to any taxing authority, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

                  Section 9.2       Definitions of Tax Related Terms.

                  (a) "Seller Year." The 2000 calendar year of the Company shall be divided into two short taxable years: Seller Year and Buyer Year (as defined below). The Seller Year of the Company shall be that portion of the Company's 2000 calendar year ending on the Closing Date.

                  (b) "Buyer Year." That portion of the 2000 calendar year of the Company beginning on the date immediately after the Closing Date and ending on the last day of 2000 calendar year shall be the Buyer Year of the Company.


                                    ARTICLE X

                                 INDEMNIFICATION

                  Section 10.1 Survival of Representations, Warranties and Agreements. Subject to the limitations set forth in this Article X and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Gateway, on one hand, or the Company or the Shareholders, on the other hand, all representations, warranties, covenants and agreements of Gateway, the Company or the Shareholders in this Agreement shall survive the execution, delivery and performance of this Agreement and shall be deemed to have been made again by Gateway, the Company and the Shareholders at and as of the Closing. The representations and warranties contained in this Agreement shall remain in full force and effect for a period of two (2) years after the Closing Date; provided, however, that the representations, warranties and covenants contained in Section 3.9 and Article IX relating to Taxes, Section 3.10(a) through 3.10(m) relating to ERISA, Section 3.12 relating to Trademarks, Patents and Copyrights, and Section 3.21 relating to Environmental Matters shall remain in full force and effect until the expiration of their respective applicable  statute of  limitations  (including  any  extensions  thereof).  The obligation of indemnity provided herein shall survive the Closing. All statements contained in any Exhibit, Schedule, statement, certificate or other writing pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Gateway, the Company or the Shareholders, as the case may be, set forth in this Agreement within the meaning of this Article.

                  Section 10.2      Indemnification.

                  (a) Subject to the limitations set forth in this Article X, each of the Company and the Shareholders shall jointly and severally indemnify and hold harmless Gateway from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Gateway, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Gateway as the Indemnified Party (as defined below)):

                           (i)  Any  inaccuracy  in or  breach  of  any  of  the
representations, warranties or agreements made in this Agreement of the Company or the Shareholders or the non-performance of any covenant or obligation to be performed by any of the Company or the Shareholders under this Agreement;

                           (ii)  Any  violation  by any of  the  Company  or the
Shareholders of any law, rule, regulation, arbitral determination, order, writ, decree or injunction on or prior to the Closing Date;

                           (iii) Any  misrepresentation  in or any omission from
any Exhibit, Schedule, statement, certificate or other writing furnished or to be furnished by or on behalf of the Company or the Shareholders under this Agreement; and

                           (iv)  Any  violation  arising  out  of  any  acts  or
omissions of the Company or the failure to comply with the terms of any Employee Plans or the rules or regulations governing compliance therewith on or prior to the Closing Date.

                  (b) Subject to the limitations set forth in this Article X, Gateway shall indemnify and hold harmless the Company and the Shareholders from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by the Company or the Shareholders, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of the Company or any of the Shareholders as the Indemnified Party):

                           (i)  Any  inaccuracy  in or  breach  of  any  of  the
representations, warranties or agreements made by Gateway in this Agreement or the non-performance of any covenant or obligation to be performed by Gateway under this Agreement; and

                           (ii) Any  misrepresentation  in or any omission  from
any Exhibit, Schedule, statement, certificate or other writing furnished or to be furnished by or on behalf of Gateway under this Agreement.

                  (c) Without duplication of Damages, Gateway shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in subsection (a) above if the same shall be suffered by any parent, subsidiary or affiliate of Gateway.

                  (d) Except as it relates to Taxes, neither the Company and the Shareholders on one hand, nor Gateway, on the other hand, shall be required to indemnify the other until the aggregate of all indemnifiable claims which the Company and the Shareholders, on one hand, and Gateway, on the other hand, may have against the other exceeds $25,000, but after the $25,000 threshold is reached, each indemnified person shall be entitled to be indemnified for the full amount of all claims arising hereunder.

                  (e) The aggregate amount of all Indemnifiable Claims by one party shall not exceed the equivalent dollar amount of the total Purchase Price (as defined in Section 1.2 hereto), with the Gateway Common Stock valued as of Closing, less any indemnity previously paid by such party under the terms of this Article X.

                  Section 10.3 Procedure for Indemnification with Respect to Third Party Claims. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in this Article X applies which notice shall describe said claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below in the event such claim solely involves an action for monetary damages and could not affect the Indemnified Party's business going forward, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense; provided, specifically, that Gateway may defend itself against any Indemnification Claim which may affect the business of the Company going forward. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Should the Indemnifying Party fail to defend any such Indemnifiable Claim (except for failure resulting from the Indemnified Party's failure to timely give notice of such Indemnifiable claim), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. Except as permitted in the preceding sentence, the Indemnifying Party shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld; provided, however, if such approval is unreasonably withheld, the liability of the Indemnifying Party shall be limited to the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, at the time such consent is unreasonably withheld. Notwithstanding the preceding sentence, the right of the Indemnified Party to compromise or settle any claim without the prior written consent of the Indemnifying Party shall only be available if a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim. Shareholders shall agree to no adjustment or adjustments that would have the effect of increasing Tax Liability with respect to any period ending after the Closing Date without obtaining the prior written consent of Gateway.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

                  (a) By mutual written consent of Gateway, on one hand, and the Company and the Shareholders, on the other hand;

                  (b) By the Company and the Shareholders if any condition specified in Article VI hereto has not been met, or waived by the Company and the Shareholders, at such time as such condition can no longer be satisfied; or

                  (c) By Gateway if any condition specified in Article VIII of this Agreement has not been met, or waived by Gateway, at such time as such condition can no longer be satisfied; or

                  (d) By Gateway, on one hand, or the Company and the Shareholders, on the other hand, if a court of competent jurisdiction or governmental authority shall have issued a final, non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                  Section 11.2 Effect of Termination. In the event of any termination of this Agreement in accordance with Sections 11.1(a) or (d) hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any party hereto or their respective affiliates, officers, directors, employees or agents by virtue of such termination. In the event of any termination of this Agreement in accordance with Sections 11.1(b) or (c), the parties hereto reserve their rights to take any action permitted by law, including as provided in Section 12.4 hereof.


                                   ARTICLE XII

                                  MISCELLANEOUS

                  Section      12.1       Non-Competition;       Non-Disclosure;
Non-Solicitation. (a) During the period commencing on the Closing Date and continuing while the Shareholders are employed by the Company and three (3) years after termination of each Shareholder's employment with the Company, such Shareholder shall not, individually or jointly with others (i) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise render advice or services to or be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged or otherwise involved in any business competitive with the products or services provided by the Company or are contemplated to be provided by the Company at any time during the term of each Shareholder's employment or data processing products or services, database management products or services provided to third parties, laser and ink jet product or services or personalized mailings and fulfilment services, whether through ownership, leasing or other operations, or operate any businesses under a name using any derivative of the name "Oaktree" without first obtaining the prior written consent of Gateway, which may be withheld for any reason in the sole discretion of the Gateway; provided that such provision shall not apply to any Shareholder's ownership of Gateway Common Stock or the acquisition by any Shareholder, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on Nasdaq, so long as such Shareholder does not own, or control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than two percent (2%) of any class of capital stock of such corporation. The covenants contained in this Section 12 shall be applicable throughout the world, which the parties agree is a geographic scope reasonably necessary because the Company is in the information and data base industries operating, in among other places, on the Internet, which has no geographic boundaries.

                  (b) In the course of operation of the business of the Company, the Shareholders have received, and will continue to receive information, that gives the Company an advantage over their respective competitors, and which is confidential and proprietary, relating to names and preferences of customers, the costs and profits of particular lines, products and markets, technological data, computer programs, know-how, potential acquisitions, sources of financing, corporate operating and financing strategies, expansion plans and similar related information (together, the "Confidential Material"). At no time during the period commencing on the date first written above shall any Shareholder individually or jointly with others, for the benefit of himself or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use any Confidential Material provided, however, that any such Confidential Material may be disclosed as required by law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or any informal or formal investigation by any government or governmental agency or authority or otherwise). In the event that any Shareholder is requested pursuant to, or are required by, applicable law or regulation or by legal process to disclose any of the Confidential Material, such Shareholder shall promptly notify Gateway of any anticipated disclosure obligation and cooperate with Gateway, at Gateway's expense, in its efforts to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Material that is required to be disclosed. The Shareholders acknowledge that any disclosure of the Confidential Material would cause material and irrevocable harm to Gateway and its business.

                  (c) At no time for two years from the time the Shareholder terminates his employment with the Company shall such Shareholder, for himself or on behalf of any other person, firm, corporation or other entity, directly or indirectly, through an agent or otherwise contact any employee of Gateway or the Company for the purpose of hiring, diverting or otherwise soliciting such employee. Upon the termination of the Shareholder of his employment with the Company, such Shareholder shall not contact any customer, client or business partner of Gateway or the Company for the purpose of soliciting, diverting or taking away any customer, client or business partner from Gateway or the Company.

                  (d) The Shareholders acknowledge and agree that Gateway's remedy at law for any breach of any of the Shareholders' obligations under this
Section 12.1 would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Section 12.1 without the necessity of proof of actual damage.

                  Section 12.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses regardless of the termination of this Agreement or the failure to consummate the transactions contemplated hereby.

                  Section 12.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or three days after being sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a)      If to Gateway to:

                           Gateway Industries, Inc.
                           150 East 52nd Street
                           New York, New York 10022
                           Attention: Warren Lichtenstein or Robert Frankfurt

                           with a copy (which shall not constitute notice) to:

                           Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue, 16th Floor
                           New York, New York 10022
                           Attention: Steven Wolosky, Esq.

                  (b)      If to the Shareholders to:

                           Frank C. Mackay, Jr.
                           20 Washington Avenue
                           Miller Place, New York 11764

                           Thomas Tomaszewski
                           3275 Aldrich Lane
                           Laurel, New York 11948

                           Edward W. Testa, Jr.
                           37 Woodville Road
                           P.O. Box 852
                           Shoreham, New York 11786
                           in each case with a copy (which shall not constitute notice) to:

                           Lawrence Brochin, Esq.
                           445 Northern Boulevard, Suite 36
                           Great Neck, New York 11021


                  (c)       If to the Company to:

                           Oaktree Systems, Inc.
                           4462 Middle Country Road
                           Calverton, New York 11933
                           Attention: President

                           with a copy (which shall not constitute notice) to:

                           Lawrence Brochin, Esq.
                           445 Northern Boulevard, Suite 36
                           Great Neck, New York 11021

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 12.3.

                  Section 12.4 Specific Performance. All parties hereto recognize that, because of the nature of the subject matter of this Agreement, it would be impractical and extremely difficult to determine actual damages in the event of a breach of this Agreement. Accordingly, if any of the Company or the Shareholders, on the one hand, or Gateway, on the other hand, commits a breach, or threatens to commit a breach, of any of the provisions of hereof, as applicable, of this Agreement, Gateway or the Company and the Shareholders, respectively, shall have the right to seek and receive a temporary restraining order, injunction or other equitable remedy relating to the prevention or cessation of such breach or threatened breach, including, without limitation, the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being mutually acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that monetary damages will not provide an adequate remedy.

                  Section 12.5 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, and other Transaction Documents dated the date hereof, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings among the parties hereto, including but not limited to that certain letter agreement between Gateway and the Shareholders dated November 3,1999, as amended.

                  Section 12.6 Binding Effect, Benefits, Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto; provided, however, that Gateway may assign its rights and obligations under this Agreement without the consent of the other parties so long as any such assignee shall also assume the Gateway's obligations hereunder and Gateway is not released from its obligations hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that Gateway has the right to assign and its interest and all of its rights under this Agreement to its senior bank lender.

                  Section 12.7 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law rules of such state.

                  Section 12.8 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and all the parties hereto shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                  Section 12.9 Further Assurances. At, and from time to time after the date first written above, but prior to the third anniversary of the Closing Date, at the request and expense of Gateway but without further consideration, the Company and the Shareholders will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Gateway reasonably may request in order more effectively to convey, transfer, assign and deliver to Gateway, and to place Gateway in possession and control of, any of the rights, properties, assets and business intended to be sold, conveyed, transferred, assigned and delivered hereunder, or to assist in the collection or reduction to possession of any and all of such rights, properties, and assets or to enable Gateway to exercise and enjoy all rights and benefits of the Company or the Shareholders with respect thereto.

                  Section 12.10 No Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

                  Section 12.11 Headings. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

                  Section 12.12 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular or plural as the context may require. All references herein to "he," "him" or "his" or "she," "her" or "hers" shall be for purposes of simplicity and, except with reference to the Shareholders, are not intended to be a reference to a particular gender.
                  Section 12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             [The remainder of this page was purposely left blank.]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                     GATEWAY INDUSTRIES, INC.


                                     By: /s/ Robert Frankfurt
                                        ----------------------------------------
                                          Name:  Robert Frankfurt
                                          Title:


                                     OAKTREE SYSTEMS, INC.


                                     By: /s/ Frank Mackay, Jr.
                                        ----------------------------------------
                                          Name: Frank Mackay, Jr.
                                          Title:President



                                     /s/ Frank Mackay, Jr.
                                     -------------------------------------------
                                     FRANK C. MACKAY, JR.


                                     /s/ Thomas Tomaszewski
                                     -------------------------------------------
                                     THOMAS TOMASZEWSKI


                                     /s/ Edward W. Testa, Jr.
                                     -------------------------------------------
                                     EDWARD W. TESTA, JR.








                                      -35-